EATON VANCE MANAGEMENT
                                24 Federal Street
                                Boston, MA 02110
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054


                                                     December 23, 1998



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         RE:      Eaton Vance Municipals Trust (the "Registrant")
                  CIK No. 0000778365
                  Request for Withdrawal of Amendment to Registration Statement (33-572; 811-4409)

Ladies and Gentlemen:

         Pursuant to Rule 477(a) under the Securities Act of 1933 (the "1933 Act"), the Registrant hereby requests an order of the Securities and Exchange Commission (the "Commission") granting the withdrawal of Post-Effective Amendment No. 76 to the Registrant's registration statement on Form N-1A (the "Amendment") as filed pursuant to Rule 485(b) under the 1933 Act on December 21, 1998 (Accession No. 0000950156-98-000727). Registrant requests a withdrawal because the Amendment was misnumbered Registrant will file a new post-effective amendment (to be Post-Effective Amendment No.77) on December 28, 1998.

         If you have any questions or need additional information, please contact the undersigned or Maureen Gemma at (617) 482-8260.

                                                     Very truly yours,


                                                     /s/ A. John Murphy
                                                     ------------------
                                                     A. John Murphy
                                                     Assistant Secretary